Exhibit 4.2

ZIONS BANCORPORATION

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

Trustee

SUPPLEMENTAL INDENTURE

Dated as of June 30, 2009

To the Subordinated Indenture, dated as of September 10, 2002,

between Zions Bancorporation

and

The Bank of New York Mellon Trust Company, N.A., as Trustee

$34,680,000 5.65% Subordinated Notes Due May 15, 2014

$80,445,000 6.00% Subordinated Notes Due September 15, 2015

$115,010,000 5.50% Subordinated Notes Due November 16, 2015

i

SUPPLEMENTAL INDENTURE, dated as of June 30, 2009 (the “Supplemental Indenture”), between ZIONS BANCORPORATION, a corporation duly organized and existing under the laws of the State of Utah (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as successor trustee (the “Trustee”) under the Subordinated Indenture, dated as of September 10, 2002, between the Company and J.P. Morgan Trust Corporation, National Association (the “Indenture”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee are parties to the Indenture, which provides for the issuance from time to time of subordinated debt securities of the Company;

WHEREAS, pursuant to resolutions of the Board of Directors of the Company adopted on June 27, 2003, the Company validly issued Securities under the Indenture designated 5.65% Subordinated Notes due 2014, CUSIP 989701AL1 (the “Outstanding 5.65% Notes”);

WHEREAS, pursuant to resolutions of the Board of Directors of the Company adopted on June 27, 2003, the Company validly issued Securities under the Indenture designated 6.00% Subordinated Notes due 2015, CUSIP 989701AJ6 (the “Outstanding 6.00% Notes”);

WHEREAS, pursuant to resolutions of the Board of Directors of the Company adopted on July 19, 2004 and October 28, 2005, the Company validly issued Securities under the Indenture designated 5.50% Subordinated Notes due 2015, CUSIP 989701AM9 (the “Outstanding 5.50% Notes,” and together with the Outstanding 5.65% Notes and the Outstanding 6.00% Notes, the “Outstanding Notes”);

WHEREAS, Section 901(2) of the Indenture permits supplements thereto without the consent of Holders of Securities to add to the covenants of the Company for the benefit of the Holders of all or any series of Securities;

WHEREAS, on May 29, 2009, the Board of Directors of the Company adopted resolutions by unanimous written consent (the “Resolutions”) authorizing the Company to enter into a supplemental indenture with the Trustee to provide for the right of the Holders of the Outstanding Notes to convert the Outstanding Notes into depositary shares representing interests in either the Company’s Series A Floating-Rate Non-Cumulative Perpetual Preferred Stock (the “Series A Preferred Stock”), the Company’s 9.50% Series C Non-Cumulative Perpetual Preferred Stock (the “Series C Preferred Stock,” and together with the Series A Preferred Stock, the “Preferred Stock”) and/or another series or class of the securities of the Company or otherwise, upon such terms and conditions as may be determined by the Authorized Officers (as defined in the Resolutions); and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the terms of the Outstanding Notes have been done.

NOW, THEREFORE, in consideration of the premises and the other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company covenants and agrees with the Trustee, for the equal and ratable benefit of the Holders of the Outstanding Notes, that the Indenture as it relates to the terms of the Outstanding Notes is supplemented and amended, to the extent expressed herein, as follows:

ARTICLE ONE

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01 Definitions. Except as otherwise expressly provided or unless the context otherwise requires, all terms used in this Supplemental Indenture which are defined in the Indenture shall have the meanings ascribed to them by the Indenture. The following terms used in this Supplemental Indenture have the following respective meanings:

“Applicable Procedures” means with respect to any transfer or transaction involving a Global Security or a beneficial interest therein, the rules and procedures of DTC or any successor Depositary, in each case to the extent applicable to such transaction and as in effect from time to time.

“Conversion Agent” means the person appointed by the Company to whom the Outstanding Notes may be presented for conversion. The Conversion Agent appointed by the Company shall initially be the Trustee.

“Conversion Date” means the Interest Payment Date on which a conversion is to be effective pursuant to procedures described in Section 3.01.

“Converting Holder” means a Holder of an Outstanding Note who elects to convert one or more Outstanding Notes held by such Holder through the conversion procedures specified in Article 3.

“Deposit Agreement” has the meaning specified in Section 2.01.

“Depositary Shares” has the meaning specified in Section 2.01.

“DTC” means The Depository Trust Company.

“Interest Payment Date” when used with respect to any Security, means the Stated Maturity of an installment of interest on such Security.

“Notice of Conversion” means an irrevocable written notice to the Conversion Agent in the form set forth in Exhibit A stating the series and principal amount of Outstanding Notes to be converted, the series of Preferred Stock into which such Outstanding Notes are to be converted, and the name or names (with addresses) in which such Converting Holder wishes the Depositary Shares to be delivered.

“Outstanding 5.65% Notes” has the meaning specified in the Recitals.

“Outstanding 6.00% Notes” has the meaning specified in the Recitals.

“Outstanding 5.50% Notes” has the meaning specified in the Recitals.

“Outstanding Notes” has the meaning specified in the Recitals.

“Preferred Stock” has the meaning specified in the Recitals.

“Series A Deposit Agreement” has the meaning specified in Section 2.01.

“Series A Preferred Stock” has the meaning specified in the Recitals.

“Series C Deposit Agreement” has the meaning specified in Section 2.01.

“Series C Preferred Stock” has the meaning specified in the Recitals.

Section 1.02 Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 1.03 Separability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 1.04 Limited Application of Supplemental Indenture. Except as expressly provided in Section 1.07 hereof, each and every term and condition contained in this Supplemental Indenture that modifies, amends or supplements the terms and conditions of the Indenture shall apply only to the Outstanding Notes described in the Recitals and not to any other currently existing or future series of Securities established under the Indenture. Except as expressly contemplated hereby, this Supplemental Indenture shall not operate as a modification of the rights or obligations of the parties hereto or the Holders of the Outstanding Notes under any other terms of the Indenture or the Outstanding Notes, and all such other terms shall remain in full force and effect and are otherwise confirmed and ratified in all respects.

Section 1.05 Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the law of the State of New York.

Section 1.06 Concerning the Trustee and the Conversion Agent.

In acting under and by virtue of this Supplemental Indenture, the Trustee shall have all of the rights, protections and immunities given to it in the Indenture. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The Trustee shall not be accountable for and makes no representation as to the validity or value of any securities or assets issued upon conversion of the Outstanding Notes, including, without limitation, the Depositary Shares and the Preferred Stock, and shall have no duties or responsibilities under or in respect of the Deposit Agreements or with respect to the delivery of the Depositary Shares representing interests in the Preferred Stock. The Conversion Agent shall have the same protection under this Supplemental Indenture and the Indenture as the Trustee.

Section 1.07 Amendments to the Indenture.

(1) Article One of the Indenture is hereby amended to add the following:

“SECTION 114. Electronic or Facsimile Communication.

The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by the Company by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods; provided, however, that (a) subsequent to such transmission of written instructions, the Company shall provide the originally executed instructions or directions to the Trustee in a timely manner, and (b) such originally executed instructions or directions shall be signed by an authorized representative of the Company providing such instructions or directions. If the Company elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The Company agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.”

“SECTION 115. WAIVER OF JURY TRIAL.

EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE BONDS OR THE TRANSACTIONS CONTEMPLATED HEREBY.”

(2) Section 603 of the Indenture is hereby amended to add the following:

“(8) in no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action; and

“(9) in no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer

(software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.”

ARTICLE TWO

COVENANTS

Section 2.01 Conversion Privilege. Upon surrender of any Outstanding Note, or any portion of the principal amount thereof which has a minimum denomination of $1,000 and is an integral multiple of $1,000, for conversion in accordance with the provisions of Article 3, the Company shall, or shall cause, as applicable, the Series A Depositary or Series C Depositary (each as hereinafter defined) to, deliver to a Converting Holder, at the option of each such Converting Holder, either (A) depositary receipts evidencing such number of depositary shares issued pursuant to the deposit agreement, dated as of December 7, 2006, as amended from time to time, among the Company, Zions First National Bank , as depositary (the “Series A Depositary”), and the holders of depositary receipts (the “Series A Deposit Agreement”) as shall be the equivalent of an aggregate amount of $1,000 liquidation preference of the Company’s Series A Preferred Stock for each $1,000 in aggregate principal amount of Outstanding Notes so surrendered or (B) depositary receipts evidencing such number of depositary shares issued pursuant to the deposit agreement, dated as of July 8, 2008, as amended from time to time, among the Company, Zions First National Bank, as depositary (the “Series C Depositary”), and the holders of depositary receipts (the “Series C Deposit Agreement”, each of the Series A Deposit Agreement and Series C Deposit Agreement, a “Deposit Agreement”) as shall be the equivalent of an aggregate amount of $1,000 liquidation preference of the Company’s Series C Preferred Stock for each $1,000 in aggregate principal amount of Outstanding Notes so surrendered (such depositary shares representing shares of Series A Preferred Stock and/or Series C Preferred Stock, collectively and individually, the “Depositary Shares”).

Section 2.02 Conversion Agent. The Company shall maintain an office or agency where the Notes may be surrendered for conversion. The Company hereby initially designates the Trustee as Conversion Agent, and the Corporate Trust Office of the Trustee as the office or agency of the Company where the Outstanding Notes may be surrendered for conversion.

Section 2.03 Reservation of Preferred Stock. The Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued and undesignated preferred stock, for the purpose of effecting the conversion of the Outstanding Notes, the full number of shares of its preferred stock then issuable upon the conversion of all of the Outstanding Notes. Unless the Company shall have previously designated as Series A Preferred Stock and Series C Preferred Stock a sufficient number of shares of Preferred Stock to accommodate the issuance of the maximum number of shares of Series A Preferred Stock and Series C Preferred Stock as would be issuable if all of the Outstanding Notes were exercised for one of such series, upon notice of conversion by a Converting Holder in accordance with the provisions of Article 3, the Company shall promptly designate or cause to be designated as Series A Preferred Stock and/or Series C Preferred Stock, as the case may be, the number of shares of preferred stock, out of the preferred stock reserved for such purpose, as is necessary to accommodate the issuance upon conversion of Outstanding Notes into the Depositary Shares, as the Converting Holder may in the aggregate request in such notice of conversion.

Section 2.04 Cancellation of Converted Securities. All Outstanding Notes delivered for conversion shall be delivered to the Trustee to be cancelled by or at the direction of the Trustee, which shall dispose of the same as provided in Section 309 of the Indenture.

ARTICLE THREE

CONVERSION

Section 3.01 Conversion Procedures.

(1) The following procedures shall apply to the conversion of Outstanding Notes:

(A) In respect of Outstanding Notes that are not issued as a Global Security, the right of conversion attaching to any such Outstanding Note may be exercised by a Converting Holder by delivering the Outstanding Notes at the specified office of the Conversion Agent, accompanied by a duly signed and completed Notice of Conversion, together with any funds that may be required, no later than 5:00 p.m. New York City time on the day that is at least 20 business days prior to the Conversion Date (or July 10, 2009, with respect to a conversion to be effective on July 22, 2009). The Notice of Conversion is attached hereto as Exhibit A or may be obtained from the Conversion Agent. Any Notice of Conversion which, in the discretion of the Conversion Agent or applicable Depositary, is not properly completed and duly executed shall be rejected and returned to the Holder.

(B) In respect of Outstanding Notes that are issued as a Global Security, a beneficial owner of an interest in such Outstanding Notes may exercise the right of conversion by complying with the Applicable Procedures, and delivering any funds that may be required, no later than 5:00 p.m. New York City time on the day that is at least 20 business days prior to the Conversion Date (or July 10, 2009, with respect to a conversion to be effective on July 22, 2009), or earlier as the Applicable Procedures may specify.

(2) The conversion of any Outstanding Note in accordance with the provisions hereof shall become effective as of the first Interest Payment Date for such Outstanding Note that is at least 20 business days following the date on which the Notice of Conversion was received pursuant to Section 3.01(1)(A) or the Applicable Procedures were followed pursuant to Section 3.01(1)(B), as applicable; provided however, that for any Notice of Conversion received or in the event the Applicable Procedures are followed prior to July 10, 2009, the conversion shall become effective as of July 22, 2009. For the purposes of this Section 3.01, a business day shall be deemed to end at 5:00 p.m. New York City time.

(3) The Conversion Agent shall promptly upon receipt of a Notice of Conversion, provide a copy of such Notice of Conversion to the the Series A Depositary or Series C Depositary, as applicable, at the below specified address, or at such other address as may from time to time be specified in writing to the Trustee:

Series A Depositary:	Zions First National Bank
10 East South Temple, 12th Floor
Salt Lake City, UT 84133
Attn: Shelene Brown

Series C Depositary:	Zions First National Bank
10 East South Temple, 12th Floor
Salt Lake City, UT 84133
Attn: Shelene Brown

(4) Upon receipt of such Notice of Conversion, the applicable Depositary shall cause the Depositary Shares to be issued to the Converting Holder in accordance with the instruction letter provided to it by the Company under the Deposit Agreement.

Section 3.02 Treatment of Interest. Converting Holders will be entitled to receive accrued but unpaid interest for the interest period ending on the Conversion Date. However, Converting Holders who elect to convert their Outstanding Notes effective July 22, 2009 will be deemed to have forfeited and will not be paid accrued interest through such date. A holder of Depositary Shares which are issued upon conversion to such Converting Holder will be entitled to receive dividends for the then current dividend period, if declared by the Company’s Board of Directors, only if such Converting Holder is the holder of record of such Depositary Shares on the applicable record date and otherwise in accordance with the terms and conditions of the applicable Deposit Agreement.

Section 3.03 Taxes on Conversion. A Holder delivering an Outstanding Note for conversion will not be required to pay any taxes or duties payable in respect of the issue or delivery of Depositary Shares upon such conversion; provided, however, such Converting Holder will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the Depositary Shares in a name other than the Holder of the Outstanding Note. Interests in the Depositary Shares will not be issued or delivered unless all taxes and duties, if any, payable by the Holder have been paid.

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the day and year first above written.

ZIONS BANCORPORATION

By:	/S/ DOYLE L. ARNOLD
Doyle L. Arnold
Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/S/ RAYMOND TORRES
Authorized Officer

Exhibit A

Form of Notice of Conversion

NOTICE OF CONVERSION

The undersigned Holder of the attached Outstanding Note(s) hereby irrevocably exercises the option to convert such Outstanding Note(s), or any portion of the principal amount (which is U.S. $1,000 or an integral multiple of U.S. $1,000 in excess thereof, provided that the unconverted portion of such principal amount is U.S. $1,000 or any integral multiple of U.S. $1,000 in excess thereof) below designated, into, in the discretion of the Holder, (a) Depositary Shares representing Series A Preferred Stock and/or (b) Depositary Shares representing Series C Preferred Stock, in accordance with the terms of the Supplemental Indenture, and directs that such Depositary Shares and any Outstanding Notes representing any unconverted principal amount hereof, be delivered to and be registered in the name of the undersigned unless a different name has been indicated below. If Depositary Shares or Outstanding Notes are to be registered in the name of a Person other than the undersigned, (a) the undersigned shall pay all transfer taxes payable with respect thereto and (b) signature(s) must be guaranteed by an Eligible Guarantor Institution with membership in an approved signature guarantee program pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

Dated:
Signature(s)

If Depositary Shares or Outstanding Notes are to be registered in the name of a Person other than the Holder, please print such Person’s name and address:

(Name)

(Address)

Social Security or other Identification Number, if any

[Signature Guaranteed]

Please indicate:

1.	Principal amount of Outstanding 5.65% Notes to be converted (if any): U.S. $

2.	Principal amount and denomination of Outstanding 5.65% Notes representing unconverted principal amount to be issued (if any):

Amount: U.S. $             Denominations: U.S. $

3.	Principal amount of Outstanding 6.00% Note to be converted (if any): U.S. $

4.	Principal amount and denomination of Outstanding 6.00% Notes representing unconverted principal amount to be issued (if any):

Amount: U.S. $             Denominations: U.S. $

5.	Principal amount of Outstanding 5.50% Note to be converted (if any): U.S. $

6.	Principal amount and denomination of Outstanding 5.50% Notes representing unconverted principal amount to be issued (if any):

Amount: U.S. $             Denominations: U.S. $

7.	Total principal amount of Outstanding Notes to be converted: U.S. $ (amount must equal the sum of the amounts entered on lines 1, 3 and 5)

8.	Aggregate amount of $1,000 liquidation preference of Depositary Shares, representing an interest in the Series A Preferred Stock, into which the Outstanding Note(s) shall be converted: U.S. $

9.	Aggregate amount of $1,000 liquidation preference of Depositary Shares, representing an interest in the Series C Preferred Stock, into which the Outstanding Note(s) shall be converted: U.S. $

The sum of the amounts listed on lines 8 and 9 must equal the aggregate principal amount of Outstanding Notes to be converted on line 7.

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